Filed Pursuant to Rule 424(b)(3)
Registration No. 333-22681

$572,000,200 (Approximate)

SEQUOIA MORTGAGE TRUST 7

Bond Issuer
Collateralized Mortgage Bonds

SEQUOIA MORTGAGE FUNDING CORPORATION
Depositor

October 31, 2003

TOTAL GROSS PROCEEDS OF
SECURITY	OFFERING

Sequoia Mortgage Trust 7 Class X1 Bond	$74,692,707.32

Sequoia Mortgage Trust 7 Class X2 Bond

     The above referenced securities are being sold by Redwood Trust, Inc., parent of the Depositor, at the price set forth above to Merrill Lynch, Pierce, Fenner & Smith Incorporated for pledge by it to Wells Fargo Bank Minnesota, National Association, as Trustee (the “Trustee”), under an Indenture dated as of October 31, 2003, between Sequoia Mortgage Funding Trust 2003-A and the Trustee.

Company Contact
John Isbrandtsen
(415) 389-7373
john.isbrandtsen@redwoodtrust.com

The prospectus supplement dated May 16, 2002, should be read in its entirety by anyone considering an investment in the Securities being offered by Redwood Trust, Inc.

Consider carefully the risk factors beginning on page 10 of the prospectus supplement.

The investments referred to above are not insured or guaranteed by any governmental agency. Offers of these Securities are made by prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disproved these securities or determined if the prospectus supplement dated May 16, 2002 or this prospectus supplement are accurate or complete. Any representation to the contrary is a criminal offense.

Supplement dated October 31, 2003
to the Prospectus Supplement dated May 16, 2002